Exhibit 99.1

Hercules Announces Second Quarter 2017 Financial Results and a $0.31 per Share Quarterly Distribution

~$0.34 per Share, or ~$28.0 Million of Projected 2017 Earnings Spillover(1)

Q2 2017 Financial Highlights

•	Net Investment Income “NII” of $25.3 million, an increase of 8.2% year-over-year, or $0.31 per share

•	Total Investment Income of $48.5 million for Q2 2017, an increase of 11.3% year-over-year

•	New Debt and Equity Commitments of $206.0 million for Q2 2017

•	Total Gross Fundings of $187.3 million for Q2 2017

•	Unscheduled early principal repayments “early payoffs” of $166.4 million

•	Distributable Net Operating Income “DNOI,” a non-GAAP measure, of $27.2 million, an increase of 8.9% year-over-year, or $0.33 per share

•	14.9% GAAP Effective Yields

•	$355.4 million of available liquidity for future portfolio and earnings growth, subject to existing terms and covenants

•	Net regulatory leverage of 50.9%(2) and regulatory leverage of 70.5% for Q2 2017

•	Total Shareholder Returns “TSR” of 16.6%, 69.0% and 127.1%, one, five and seven-year, respectively, as of June 30, 2017

•	13.2% Return on Average Equity “ROAE” (NII/Average Equity)

•	6.8% Return on Average Assets “ROAA” (NII/Average Assets)

Year-to-date ending June 30, 2017 Financial Highlights

•	NII of $48.0 million for six months ending June 30, 2017, or $0.58 per share, an increase of 10.4%, as compared to $43.5 million for six months ending June 30, 2016

•	Total Investment Income of $94.8 million

•	New Equity and Debt Commitments of $397.0 million

•	Total Gross Fundings of $340.6 million

•	Unscheduled early principal repayments of $266.7 million

(1)	Per share calculation based on shares of common stock outstanding as of June 30, 2017, and subject to change based on 2H2017 financial performance and any tax adjustments at 2017 year-end.
(2)	Net regulatory leverage is defined as regulatory leverage less cash balance at period end.

PALO ALTO, Calif., August 3, 2017 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced its financial results for the second quarter ended June 30, 2017.

The Company also announced that its Board of Directors has declared a second quarter cash distribution of $0.31 per share, that will be payable on August 21, 2017, to shareholders of record as of August 14, 2017.

Manuel A. Henriquez, founder, chairman and chief executive officer of Hercules, commented, “For Q2 2017, Hercules’ increased total investment income and net investment income by 11% and 8% year-over-year, respectively. The Company continued its significant origination momentum with $206 million in new commitments in the second quarter, and nearly $400 million for the first half of 2017, setting us up for another potential record year. In addition to our strong origination activity, our team’s achievement of more than $340 million in gross fundings, allowed us to offset the higher-than-expected levels of unscheduled early payoffs occurring in the portfolio. Our industry-leading franchise and leadership position in growth capital lending to pre-IPO and M&A venture-growth stage companies continue to provide us with a strong pipeline of new investment opportunities. I am not aware of any other non-bank venture lender with the origination capabilities and market presence to that of Hercules, as evidenced by the nearly $400 million in new commitments completed in the first half of 2017.”

“Going forward, we continue to maintain our guardedly optimistic outlook across our core verticals and are preserving a highly flexible and liquid balance sheet. This is evidenced by the $355 million we have in total available liquidity and, positions us well to manage and grow our high-quality credit investment portfolio, as we turn our attention to the second half of 2017. As we continue to implement our disciplined ‘slow and steady’ growth strategy, we remain highly selective in our underwriting and cautiously navigate through tightening credit markets and an unclear and challenging new administration whose policies and regulatory changes may have profound impact to many of our current and future portfolio companies. We believe now is a time of cautious, prudent and disciplined investing, as we await clarity. That said, we are expecting an improved investing and competitive environment entering Q4 2017 and early 2018.”

Q2 2017 Review and Operating Results

Growth of Debt Investment Portfolio

Hercules had an outstanding and solid Q2 2017, having successfully extended debt and equity commitments to nine (9) companies including seven (7) new and two (2) existing companies, totaling $206.0 million, and gross fundings of $187.3 million.

During the quarter, Hercules realized unscheduled early principal repayments of $166.4 million, along with normal scheduled amortization of $34.6 million, or $201.0 million in total debt repayments.

Net debt investment portfolio declined during the second quarter, on a cost basis, by $75.2 million, primarily due to the conversion of one debt investment to equity in Solar Spectrum (p.k.a. Sungevity, Inc.) of $61.5 million. Excluding this one-time event, our net debt investment portfolio declined by $15.0 million, despite a higher-than-expected amount of $166.4 million in unscheduled early repayments.

On a fair value basis, the portfolio declined modestly by approximately $24.3 million or 1.9%.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q1 2017 to Q2 2017

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 3/31/17	$1,399.2	$79.2	$46.7	$1,525.1

New fundings(a)	186.5	—	0.8	187.3
Warrants not related to Q2 2017 fundings	—	—	—	—
Early payoffs(b)	(166.4)	—	—	(166.4)
Principal payments received on investments	(34.6)	—	—	(34.6)
Net changes attributed to conversions, liquidations, and fees(c)	(60.7)	55.9	(5.5)	(10.3)

Net activity during Q2 2017	(75.2)	55.9	(4.7)	(24.0)

Balances at Cost at 6/30/17	$1,324.0	$135.1	$42.0	$1,501.1

Balances at Value at 3/31/17	$1,311.9	$62.4	$32.0	$1,406.3

Net activity during Q2 2017	(75.2)	55.9	(4.7)	(24.0)
Net change in unrealized appreciation / (depreciation)	50.9	(42.9)	5.2	13.2

Net activity during Q2 2017	(24.3)	13.0	0.5	(10.8)

Balances at Value at 6/30/17	$1,287.6	$75.4	$32.5	$1,395.5

(a)	New fundings amount includes $5.4 million total new fundings associated with revolver loans during Q2 2017
(b)	Unscheduled paydowns include $2.4 million paydown on revolvers during Q2 2017
(c)	Debt investment decline primarily attributed to the one-time debt-to-equity conversion from Solar Spectrum

Debt Investment Portfolio Balance

(in millions)	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016
Ending Balance at Cost	$1,324.0	$1,399.2	$1,384.9	$1,275.9	$1,255.9
Weighted Average Balance	$1,298.0	$1,381.0	$1,322.0	$1,236.0	$1,209.0

As of June 30, 2017, 85.9% of the Company’s debt investments were in a “true first-lien” senior secured position.

Effective Portfolio Yield and Stable Core Portfolio Yield (“Core Yield”)

Effective Yields on our debt investment portfolio were 14.9% during Q2 2017, up from the previous quarter of 13.4%, primarily due to a higher level of unscheduled early repayments of $166.4 million compared to $100.3 million in Q1 2017. Our effective portfolio yields generally include the effects of fees and income accelerations attributed to early payoffs, and other one-time events.

Our effective yields are materially impacted by elevated levels of unscheduled early principal repayments, and are derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yields were at 12.1% during Q2 2017, slightly below our 2017 previously expected normalized levels of 12.25% to 13.25%, mostly attributed to yield compression in the quarter. For the second half of 2017, we are revising our expected normalized yield to 11.5% to 12.5%, driven by current market dynamics. Hercules defines Core Yield as yields that generally exclude any benefit from income related to early debt repayments attributed to the acceleration of unamortized income and prepayment fees, and includes income from expired commitments.

Income Statement

Total investment income increased 11.3% for Q2 2017 to $48.5 million, compared to $43.5 million in Q2 2016. The increase is primarily attributable to debt investment portfolio growth, a greater weighted average principal outstanding of the Company’s debt investment portfolio and a higher level of unscheduled early repayments, offset by lower core yields between the periods.

Non-interest and fees expenses increased to $12.6 million in Q2 2017, compared to $11.3 million in Q2 2016. The increase was primarily due to changes in general and administrative and compensation expenses driven by new investment origination activities of nearly $400 million.

Interest expense and fees were $10.6 million in Q2 2017, compared to $8.9 million in Q2 2016. The increase was primarily due to the higher weighted average principal balances outstanding on our 6.25% notes due 2024 and our newly issued $230.0 million 4.375% convertible notes due 2022 (“Convertible Notes”), offset by the retirement of our 7.00% Notes due 2019 (“2019 Notes”).

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.5% in Q2 2017 compared to 5.8% in Q2 2016. The decrease was primarily related to one-time transaction costs in connection with the redemption and retirement of our 2019 Notes in Q1 2017 as well as the new issuance and addition of our Convertible Notes, with an effective cost basis of approximately 4.76%.

NII – Net Investment Income

NII for Q2 2017 increased to $25.3 million compared to $23.4 million in Q2 2016; or $0.31 per share, based on higher shares of 82.3 million basic weighted average shares outstanding in Q2 2017, compared to $0.32 per share, based on 72.7 million basic weighted average shares outstanding in Q2 2016. The year-over-year increase in net investment income is primarily attributable to the increase in the weighted average loan balance and an increase in unscheduled early debt repayment fees and accelerations, offset by lower core yields.

DNOI – Distributable Net Operating Income

DNOI, a non-GAAP measure, for Q2 2017 was $27.2 million or $0.33 per share, compared to $25.0 million, or $0.34 per share, in Q2 2016. The increase in DNOI income is primarily attributable to the increase in the weighted average loan balance and an increase in unscheduled early debt repayment fees and accelerations, as well as a slightly lower amount of stock-based compensation, compared to the prior year period.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through June 30, 2017, (including net loan, warrant and equity activity) on investments, totaled ($4.8) million, on a GAAP basis, spanning nearly 13 years of investment activities.

When compared to cumulative total new debt investment commitments during the same period of approximately $6.9 billion, the total cumulative realized gain/(loss) since inception of ($4.8) million represents approximately 7 basis points “bps” or 0.07% of cumulative debt commitments, or an effective annualized loss rate of 0 bps or 0.0%.

Realized Gains/(Losses)

During Q2 2017, Hercules had net realized gain/(loss) of ($5.7) million, which included gross realized gains of $5.1 million from the sale of four warrant and equity positions. These gains were offset by gross realized losses of ($10.8) million primarily from the liquidation or write off, of various warrant and equity investments in 11 portfolio companies.

Unrealized Appreciation/ (Depreciation)

A break-down of the net unrealized appreciation/(depreciation) in the investment portfolio is highlighted below:

	Three Months Ended June 30, 2017
(in millions)	Debt	Equity	Warrants	Total
Collateral Based Impairments	$1.3	$(53.5)	$—	$(52.2)
Reversals of Prior Period Collateral Based Impairments	48.8	—	—	48.8
Reversals due to Debt Payoffs & Warrant/Equity Sales	2.5	6.8	(0.7)	8.6

Sub-total Impairments and Reversals	52.6	(46.7)	(0.7)	5.2
Fair Value Market/Yield Adjustments*
Level 1 & 2 Assets	—	1.0	2.7	3.7
Level 3 Assets	(1.7)	2.8	3.2	4.3

Sub-total Fair Value Market/Yield Adjustments	(1.7)	3.8	5.9	8.0

Net Unrealized Appreciation/(Depreciation)*	$50.9	$(42.9)	$5.2	$13.2

*	Excludes unrealized depreciation from escrow receivable and taxes payable

During Q2 2017, we recorded $13.2 million of net unrealized appreciation from our debt, equity and warrant investments. Solar Spectrum (p.k.a. Sungevity, Inc.) represents the substantial majority of both the reclassification and reversal of the collateral based impairment from debt to equity.

Approximately $50.9 million was attributed to net unrealized appreciation on our debt investments related to the reversal of prior period collateral based impairments of $48.8 million on two portfolio companies, of which the majority was the reversal of the cumulative unrealized depreciation on our debt investment in Sungevity, Inc. upon its conversion and reclassification to an equity position in Solar Spectrum Holdings LLC at cost.

Equity unrealized appreciation is partially offset by approximately $42.9 million of net unrealized depreciation on our equity investments which was primarily due to $53.5 million of collateral based impairment on three portfolio companies, including the impairment of our converted equity position in Solar Spectrum Holdings LLC from cost, slightly offset by the reversal of $6.8 million of prior period net unrealized depreciation upon being realized as a loss on the write off of our equity investment in Sungevity, Inc.

In addition, approximately $5.2 million was attributed to net unrealized appreciation on our warrant investments primarily due to $3.2 million and $2.7 of unrealized appreciation on our private and public warrant portfolios, respectively, related to portfolio company and industry performance.

Liquidity and Capital Resources

The Company ended Q2 2017 with $355.4 million in available liquidity, including $160.4 million in unrestricted cash and cash equivalents, and $195.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

Bank Facilities

As of June 30, 2017, Hercules has two committed credit facilities with Wells Fargo Capital Finance (“WFCF”), part of Wells Fargo & Company (NYSE: WFC) (the “Wells Fargo Facility”) and Union Bank (the “Union Bank Facility”) for $120.0 million and $75.0 million, respectively. The Wells Fargo and Union Bank Facilities both include an accordion feature that enables the Company to increase the existing facilities to a maximum value of $300.0 million and $200.0 million, respectively, or $500.0 million in aggregate. Pricing at June 30, 2017 under the Wells Fargo Facility and Union Bank Facility were both LIBOR+3.25% with no LIBOR floor. There were no outstanding borrowings under either facility at June 30, 2017.

Leverage

Hercules’ regulatory leverage, or debt to equity ratio, excluding our Small Business Administration “SBA” debentures was 70.5% and net regulatory leverage (excluding cash of approximately $160.4 million) of 50.9%, as of June 30, 2017. Hercules’ GAAP leverage ratio, including our SBA debentures, was 93.8%, as of June 30, 2017.

Hercules has an order from the Securities and Exchange Commission “SEC” granting it exemptive relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all its outstanding SBA debentures of $190.2 million, providing the Company with the potential capacity to add leverage of $241.3 million to its balance sheet as of June 30, 2017, bringing the maximum potential leverage to $1.0 billion, or 123.3% (1.23:1), if it had access to such additional leverage.

As of June 30, 2017, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 241.9%, excluding the SBA debentures, as a result of our exemptive order from the SEC.

Available Unfunded Commitments – Representing only 4.4% of debt investment balance, at cost

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of June 30, 2017, the Company had $57.6 million of available unfunded commitments at the request of portfolio companies and unencumbered by any milestones, including undrawn revolving facilities, representing 4.4% of Hercules’ debt investment balance, at cost. This decreased from the previous quarter of $75.9 million of available unfunded commitments at the request of portfolio companies or 5.4% of Hercules’ debt investment balance, at cost, as we funded available commitments.

Existing Pipeline and Signed Term Sheets

After closing $206.0 million in new commitments in Q2 2017, Hercules finished Q2 2017 with $70.0 million in signed non-binding term sheets outstanding. Since the close of Q2 2017 and as of July 31, 2017, Hercules closed debt and equity commitments of $37.9 million to new and existing portfolio companies, and funded $26.5 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of June 30, 2017, the Company’s net assets were $817.5 million, compared to $807.9 million at the end of Q1 2017, an increase of 1.2%. NAV per share increased to $9.87 on 82.8 million outstanding shares as of June 30, 2017, compared to $9.76 on 82.8 million outstanding shares as of March 31, 2017. The increase in NAV per share was primarily attributed to the unrealized appreciation on the debt investment portfolio.

Portfolio Asset Quality

As of June 30, 2017, the weighted average grade of the debt investment portfolio showed signs of significant improvement, of 2.27, on a cost basis, compared to 2.43 as of March 31, 2017, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital, thereby increasing our Grade 3 rated investments.

Additionally, we may downgrade our portfolio companies, from time to time, if they are not meeting our financing criteria, underperforming relative to their respective business plans or approaching an additional round of new equity capital investment. It is expected that venture growth stage companies typically require multiple additional rounds of equity capital, generally every 9-14 months, since they are not generating positive cash flows for their operations. Various companies in our portfolio will require additional rounds of funding from time to time to maintain their operations.

As of June 30, 2017, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q2 2017 - Q2 2016 ($ in millions)

	Q2 2017		Q1 2017		Q4 2016		Q3 2016		Q2 2016
Grade 1 - High	$267.1	20.7%	$260.2	19.8%	$275.8	20.8%	$269.8	22.0%	$328.1	27.1%
Grade 2	$613.7	47.6%	$591.7	45.1%	$590.5	44.4%	$516.5	42.3%	$602.9	49.8%
Grade 3	$315.2	24.5%	$356.9	27.2%	$329.4	24.8%	$372.0	30.4%	$226.9	18.7%
Grade 4	$87.0	6.8%	$78.9	6.0%	$58.9	4.4%	$40.8	3.3%	$43.0	3.5%
Grade 5 - Low	$4.6	0.4%	$24.2	1.9%	$74.2	5.6%	$25.1	2.0%	$10.9	0.9%

Weighted Avg.	2.27		2.43		2.41		2.32		2.11

Non-Accruals

Non-accruals significantly improved during the second quarter. As of June 30, 2017, the Company had seven debt investments on non-accrual with a cumulative investment cost and fair value of approximately $43.6 million and $3.6 million, respectively, or 2.9% and 0.3% as a percentage of our total investment portfolio at cost and value, respectively. As of compared to March 31, 2017, the Company had seven debt investments on non-accrual with cumulative investment cost and fair value of approximately $107.5 million and $18.8 million, respectively, or 7.0% and 1.3% as a percentage of our total investment portfolio at cost and value, respectively.

The improvement in weighted average investment grading at June 30, 2017 from December 31, 2016 is primarily due to the conversion of our debt investment in Sungevity Inc. to an equity position in Solar Spectrum Holdings LLC during the period. This position was rated 5 and represented $44.6 million of the rated 5 debt investment fair value at December 31, 2016.

	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016
Total Investments at Cost	$1,501.1	$1,525.1	$1,511.5	$1,388.2	$1,369.4
Loans on non-accrual as a % of Total Investments at Value	0.3%	1.3%	0.4%	0.7%	0.2%
Loans on non-accrual as a % of Total Investments at Cost	2.9%	7.0%	2.9%	3.3%	2.5%

High Asset Sensitivity – Expected Increase in Prime Rate Will Benefit Hercules Significantly – Will Help Drive Future Earnings Growth

We have purposely constructed a very asset sensitive debt investment portfolio and have structured our debt borrowings for any eventual increases in market rates that may occur in the near future. With 94.5% of our debt investment portfolio being priced at floating interest rates as of June 30, 2017, with a Prime or LIBOR-based interest rate floor, coupled with 100% of our outstanding debt borrowings bearing fixed interest rates, this leads to higher net investment income to our shareholders.

Based on our Consolidated Statement of Assets and Liabilities as of June 30, 2017, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in our debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program.

We expect each 25-bps increase in the Prime Rate to contribute approximately $2.5 million, or $0.03 per share, of net investment income annually.

(in thousands)	Interest	Interest	Net	EPS(2)
Basis Point Change	Income(1)	Expense	Income
25	$2,544	$—	$2,544	$0.03
50	$5,401	$—	$5,401	$0.07
75	$8,258	$—	$8,258	$0.10
100	$11,220	$—	$11,220	$0.14
200	$23,766	$—	$23,766	$0.29
300	$36,589	$—	$36,589	$0.44

(1)	Source: Hercules Capital Form 10-Q for Q2 2017
(2)	EPS calculated on basic weighted shares outstanding of 82,292. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program.

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 56 portfolio companies with a fair value of $75.3 million and a cost basis of $135.1 million as of June 30, 2017. On a fair value basis, 11.1% or $8.4 million is related to existing public equity positions, at June 30, 2017. The increase in cost basis from Q1 2017 of $79.2 million is primarily due to the Company’s outstanding debt position in Sungevity which was converted into an equity position in Solar Spectrum, as a result of the bankruptcy court-approved sale in April 2017 into a newly formed company.

Warrant Portfolio

Hercules held warrant positions in 135 portfolio companies with a fair value of $32.5 million and a cost basis of $42.0 million as of June 30, 2017.

Portfolio Company IPO, M&A and Other Activity in Q2 2017

IPO Activity

As of July 31, 2017, Hercules held warrant and equity positions in seven (7) portfolio companies that had filed Registration Statements in contemplation of a potential IPO, including:

•	Seven companies filed confidentially under the JOBS Act.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A and Other Pending Activity

1.	IronPlanet, Inc., a leading online marketplace for used heavy equipment and other durable assets, was acquired by Ritchie Bros. Auctioneers Incorporated (NYSE & TSX: RBA), the world’s largest industrial auctioneer and a leading equipment distributor, for approximately US $758.5 million. The transaction closed on May 31, 2017. Hercules initially committed $37.5 million in venture debt financing to IronPlanet in October 2014. The Company recognized a net realized gain of $5.1 million from the transaction, generating a fully realized internal rate of return (“IRR”) of approximately 37.9% from its loan repayments and equity/warrant gains.

2.	Lithium Technologies, Inc., a market leader in cloud-based social media engagement and online community solutions, announced that it had entered into a definitive merger agreement to be acquired by Vista Equity Partners, a leading private equity firm focused on investments in software, data and technology-enabled businesses. Lithium’s board of directors unanimously approved the transaction on May 30, 2017. Terms of the transaction were not disclosed. Hercules initially committed $25.0 million in venture debt financing to Lithium in November 2016.

3.	SOASTA, Inc., a Software-as-a-Service (“SaaS”) company that provides cloud-based tools for testing the performance and functionality of web and mobile applications, was acquired by Akamai Technologies, Inc. (NASDAQ: AKAM), a leading content delivery services provider for media and software delivery and cloud security solutions, in an all-cash transaction. The acquisition closed on April 7, 2017. Hercules initially committed $18.5 million in venture debt financing in August 2014. The Company realized an IRR of approximately 9.9% from its loan repayments and equity/warrant gains.

4.	Merrimack Pharmaceuticals, Inc (NASDAQ: MACK) completed its asset sale to Ipsen S.A. (Euronext: IPN; ADR:IPSEY), a global specialty-driven pharmaceutical group committed to discovering new solutions for targeted debilitating diseases on April 3, 2017. Merrimack used part of the proceeds to extinguish the $175.0 million in outstanding Senior Secured Notes due in 2022, which included Hercules’ debt obligation. In addition, Merrimack announced that its Board of Directors had authorized and declared a special cash dividend of $140.0 million on the company’s common stock. This special dividend was paid from the proceeds of the company’s asset sale to Ipsen S.A. The special dividend was paid on May 26, 2017 to stockholders of record as of the close of business on May 17, 2017.

5.	Mast Therapeutics, Inc. announced the closing on April 27, 2017 of its previously announced merger with Savara Inc. (NASDAQ: SVRA), a clinical-stage specialty pharmaceutical company focused on the development and commercialization of novel therapies for the treatment of serious or life-threatening rare respiratory diseases. As part of the merger, the stockholders of Savara have become the majority owners of Mast, and the operations of Mast and Savara have been combined. Hercules initially committed $15.0 million in venture debt financing to Mast in August 2015, and had an outstanding principal balance of $3.0 million and held warrants for 2.3 million shares of common stock as of March 31, 2017. The post-merger company, named Savara Inc., is based in Austin, TX and features three inhaled product candidates, each in advanced stages of clinical development. The company will be led solely by Savara’s current management team.

Distributions

The Board of Directors has declared a second quarter cash distribution of $0.31 per share. This distribution would represent the Company’s 48th consecutive distribution declaration since its IPO, bringing the total cumulative distribution declared to date to $13.40 per share. The following shows the key dates of our second quarter 2017 distribution payment:

Record Date               August 14, 2017

Payment Date             August 21, 2017

Hercules’ Board of Directors maintains a variable distribution policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, the Company’s Board of Directors may choose to pay an additional special distribution, or fifth distribution, so that the Company may distribute approximately all its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future distribution payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the distributions declared during the quarter ended June 30, 2017, 100% were distributions derived from the Company’s current and accumulated earnings and profits. There can be no certainty to stockholders that this determination is representative of what the tax attributes of the Company’s 2017 distributions to stockholders will be.

Subsequent Events

1.	As of July 31, 2017, Hercules has:

a.	Closed debt and equity commitments of $37.9 million to new and existing portfolio companies, and funded $26.5 million since the close of the first quarter.

b.	Pending commitments (signed non-binding term sheets) of $40.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)

January 1 – June 30, 2017 Closed Commitments(a)	$397.0
Q3-17 Closed Commitments (as of July 31, 2017) (a)	$37.9
Total Year-to-date 2017 Closed Commitments(a)	$434.9
Q3-17 Pending Commitments (as of July 31, 2017)(b)	$40.0
Year-to-date 2017 Closed and Pending Commitments	$474.9

Notes:

a.	Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

1.	JumpStart Games, Inc. was acquired by NetDragon Websoft Holdings Limited, a global leader in building internet communities. The acquisition was completed by NetDragon in Hong Kong on July 4, 2017. Terms of the transaction were not disclosed. Hercules initially committed $13.0 million in venture debt financing to JumpStart in March 2014. Hercules is scheduled to receive quarterly interest payments through June 30, 2018; and the potential to receive principal repayment of a portion of its outstanding obligation at maturity on June 30, 2018, subject to adjustments of JumpStart.

2.	Nasty Gal, a Los Angeles, CA-based fashion retail website for girls that sells vintage clothing, shoes and accessories, was acquired in February 2017 by Boohoo.com, a Manchester, England-based online fashion retailer, for $20.0 million in consideration for Nasty Gal’s intellectual property assets and customer databases. Hercules initially committed $20.0 million in venture debt financing. On February 28, 2017, Hercules received a partial payment of $12.6 million from the sale of Nasty Gal assets, with full repayment expected upon close of escrow. In July 2017, Hercules received final payment. The Company realized an IRR of approximately 19.1% from its loan repayments and equity/warrant gains.

3.	Jaguar Animal Health, Inc. (NASDAQ: JAGX) entered a binding merger agreement on May 26, 2017 with Napo Pharmaceuticals, a company that focuses on the development and commercialization of proprietary pharmaceuticals for the global marketplace in collaboration with local partners. In addition, Jaguar Animal Health and Napo Pharmaceuticals announced the filing of two Orphan Drug Designation Applications with U.S. Food & Drug Administration (FDA) for Mytesi for serious unmet medical needs.

The merger became effective on July 31, 2017, at which point Jaguar Animal Health’s name changed to Jaguar Health, Inc. and Napo began operating as a wholly-owned subsidiary of Jaguar. Although Jaguar’s name has changed, the public company will continue to trade under the same Nasdaq ticker symbol: JAGX.

Conference Call

Hercules has scheduled its second quarter 2017 financial results conference call for August 3, 2017 at 2:00 p.m. PDT (5:00 p.m. EDT). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 51155136 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 51155136.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $6.9 billion to over 380 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has one outstanding bond issuance of 6.25% Unsecured Notes due July 2024 (NYSE: HTGX).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except per share data)

	June 30, 2017	December 31, 2016
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,385,401 and $1,475,918, respectively)	1,357,914	1,414,210
Control investments (cost of $102,888 and $22,598, respectively)	31,564	4,700
Affiliate investments (cost of $12,850 and $13,010, respectively)	5,991	5,032

Total investments, at value (cost of $1,501,139 and $1,511,526, respectively)	1,395,469	1,423,942
Cash and cash equivalents	160,412	13,044
Restricted cash	17,226	8,322
Interest receivable	10,204	11,614
Other assets	5,398	7,282

Total assets	$1,588,709	$1,464,204

Liabilities
Accounts payable and accrued liabilities	$22,193	$21,463
Credit Facilities	—	5,016
2021 Asset-Backed Notes, net (principal of $87,678 and $109,205, respectively) (1)	86,865	107,972
Convertible Notes, net (principal of $230,000 and $0, respectively)(1)	222,898	—
2019 Notes, net (principal of $0 and $110,364, respectively) (1)	—	108,818
2024 Notes, net (principal of $258,510 and $252,873, respectively) (1)	251,478	245,490
Long-Term SBA Debentures, net (principal of $190,200 and $190,200, respectively) (1)	187,824	187,501

Total liabilities	$771,258	$676,260

Net assets consist of:
Common stock, par value	83	80
Capital in excess of par value	892,930	839,657
Unrealized depreciation on investments(2)	(106,941)	(89,025)
Accumulated undistributed realized gains on investments	35,128	37,603
Distributions in excess of net investment income	(3,749)	(371)

Total net assets	$817,451	$787,944

Total liabilities and net assets	$1,588,709	$1,464,204

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	82,819	79,555
Net asset value per share	$9.87	$9.90

(1)	The Company’s SBA Debentures, 2019 Notes, 2024 Notes, 2021 Asset-Backed Notes, and Convertible Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.
(2)	Amounts include $1.3 million and $1.4 million, respectively, in net unrealized depreciation on other assets and accrued liabilities, including escrow receivables, estimated taxes payable and Citigroup warrant participation agreement liabilities.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Investment income:
Interest and PIK interest income
Interest income:
Non-control/Non-affiliate investments	$37,715	$37,736	$78,027	$72,436
Control investments	340	—	672	—
Affiliate investments	—	50	2	115

Total interest income	38,055	37,786	78,701	72,551
PIK interest income:
Non-control/Non-affiliate investments	2,264	1,835	4,297	3,544
Control investments	187	—	369	—

Total PIK interest income	2,451	1,835	4,666	3,544

Total interest and PIK interest income	40,506	39,621	83,367	76,095

Fee Income:
Commitment, facility, and loan fee income
Non-control/Non-affiliate investments	2,440	3,126	5,374	5,426
Control investments	5	—	10	—

Total commitment, facility, and loan fee income	2,445	3,126	5,384	5,426

One-time fee income:
Non-control/Non-affiliate investments	5,501	791	6,066	956

Total one-time fee income	5,501	791	6,066	956

Total fee income	7,946	3,917	11,450	6,382

Total investment income	48,452	43,538	94,817	82,477
Operating expenses:
Interest	9,254	7,572	18,861	14,589
Loan fees	1,348	1,278	4,186	2,267
General and administrative	4,750	4,401	8,184	7,980
Employee compensation:
Compensation and benefits	5,916	5,331	11,262	10,016
Stock-based compensation	1,909	1,602	3,742	4,174

Total employee compensation	7,825	6,933	15,004	14,190

Total operating expenses	23,177	20,184	46,865	39,026

Net investment income	25,275	23,354	47,952	43,451
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	(5,319)	25	(2,030)	(4,443)
Control investments	(394)	—	(445)	—

Total net realized gain (loss) on investments	(5,713)	25	(2,475)	(4,443)

Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	66,255	(8,159)	34,100	(9,618)
Control investments	(53,349)	(3,421)	(53,135)	(3,421)
Affiliate investments	681	(2,324)	1,119	(2,199)

Total net unrealized depreciation on investments	13,587	(13,904)	(17,916)	(15,238)

Total net realized and unrealized loss	7,874	(13,879)	(20,391)	(19,681)

Net increase in net assets resulting from operations	$33,149	$9,475	$27,561	$23,770

Net investment income before investment gains and losses per common share:
Basic	$0.31	$0.32	$0.58	$0.59

Change in net assets resulting from operations per common share:
Basic	$0.40	$0.13	$0.33	$0.32

Diluted	$0.40	$0.13	$0.33	$0.32

Weighted average shares outstanding
Basic	82,292	72,746	81,858	71,959

Diluted	82,395	72,762	81,953	71,965

Distributions declared per common share:
Basic	$0.31	$0.31	$0.62	$0.62

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended June 30,
Reconciliation of Net Investment Income to DNOI	2017	2016
Net investment income	$25,275	$23,354
Stock-based compensation	1,909	1,602

DNOI	$27,184	$24,956

DNOI per share-weighted average common shares
Basic	$0.33	$0.34

Weighted average shares outstanding
Basic	82,292	72,746

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include PIK interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

June 30, 2017
Total Debt (Principal Outstanding)	$766,388
Long-term SBA Debentures	$(190,200)
Cash and cash equivalents	(160,412)

Numerator: net debt (total debt less cash and cash equivalents)	$415,776

Denominator: Total net assets	$817,451
Net Leverage Ratio	50.9%

Net leverage ratio is calculated by deducting the outstanding cash of $160.4 million and long-term SBA debentures of $190.2 million, at June 30, 2017 from total principal outstanding of $766.4 million divided by our total equity of $817.5 million, resulting in a net leverage ratio of 50.9%. Net leverage ratio is a non-GAAP measure and is not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.